Exhibit 99.1
Bookham Announces Third Quarter
Fiscal 2007 Financial Results
SAN JOSE, Calif., — May 3, 2007 — Bookham, Inc. (Nasdaq: BKHM), a leading provider of optical components, modules and subsystems, today announced financial results for its third quarter of fiscal 2007, ended March 31, 2007.
Revenue for the third quarter of fiscal 2007 was $45.0 million, compared with $56.3 million in the second quarter of fiscal 2007, and $53.4 million in the third quarter of fiscal 2006. Revenue from customers other than Nortel was $41.9 million, essentially flat with the prior quarter and up approximately 43 percent compared with the third quarter of fiscal 2006.
Under generally accepted accounting principles (GAAP), gross margin in the third quarter was 10 percent compared with GAAP gross margin of 15 percent in the second quarter and 11 percent in the same period a year ago.
Third quarter GAAP net loss was $24.3 million, or a net loss of $0.35 per share. This compares with a GAAP net loss of $21.3 million, or $0.31 per share, in the second quarter and a GAAP net loss of $48.0 million, or $0.90 per share, in the third quarter of fiscal 2006. Third quarter fiscal 2006 GAAP net loss included a charge of $18.6 million associated with the retirement of the Company’s long-term debt and a $7.2 million charge for settlement of litigation.
Bookham provides certain supplemental non-GAAP financial measures, including non-GAAP net loss excluding non-cash stock and option-based compensation, charges such as impairment and restructuring, litigation settlement/recovery, early debt extinguishment, and acquired in-process research and development, along with a measure of Adjusted EBITDA, that also excludes these charges, plus the impact of taxes, net interest income/expense, depreciation and amortization, and net foreign currency translation gain/loss, to provide investors with the opportunity to use the same financial metrics as management to evaluate the Company’s performance. Bookham also believes these non-GAAP measures enhance the comparability and transparency of results for the period. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.
Third quarter non-GAAP net loss, which excludes non-cash stock and option-based compensation of $1.3 million, was $18.7 million, or a net loss of $0.27 per share. This compares with a non-GAAP net loss of $18.1 million, or a net loss of $0.26 per share in the second quarter. A reconciliation table of GAAP to non-GAAP measures is included in the financial tables section of this release and further discussion of these measures is also included later in this release,
Adjusted EBITDA in the third quarter was negative $14.1 million, compared with an Adjusted EBITDA of negative $10.4 million in the prior quarter and negative $10.7 million in the same period a year ago.
Cash, cash equivalents and restricted cash at the end of the third quarter were $61.7 million, compared with $51.5 million at the end of the second quarter. Third quarter cash balances include $26.9 million of net proceeds from the private placement completed in March 2007.
“We continued to make good progress diversifying our customer base with revenue from customers other than Nortel increasing 43 percent over the same period a year ago,” said Dr. Peter Bordui, chairman of the board and interim president and CEO of Bookham, Inc. “In addition, sales from several recently introduced products continue to ramp, which we expect to translate into additional revenue growth in the second half of calendar 2007.”

“We recently strengthened our financial position by raising approximately $27 million through a private placement of our common stock in March,” said Steve Abely, chief financial officer of Bookham, Inc. “Our cost reduction plans remain on track to achieve additional quarterly savings of $9 million to $10 million from December 2006 levels by the end of the September 2007 quarter. We expect these savings, along with expected improvement in our revenue during the second half of 2007, to translate into improving financial results throughout the remainder of the calendar year.”
Outlook and Guidance
“For the fourth quarter, we forecast our revenue will be essentially flat due mainly to ongoing inventory reduction programs with some of our top customers,” said Dr. Bordui. “Nevertheless, we expect sequential improvements in our gross margin and Adjusted EBITDA due to additional savings from our ongoing cost reduction actions.”
The following forecasts are based on current expectations. These statements are forward looking, and actual results may differ materially. Please see the Safe Harbor statement in this release for a description of certain important risk factors that could cause actual results to differ, and refer to Bookham’s annual and quarterly reports on file with the Securities and Exchange Commission (SEC) for a more complete description of the risks. Furthermore, our outlook excludes items that may be required by GAAP such as restructuring and related costs, acquisition or disposal related costs, impairments of goodwill and other long-lived assets for which the likelihood and amounts are not determinable at this time, extraordinary items, as well as the expensing of stock options and restricted stock grants under SFAS 123R.
For the fourth quarter of fiscal 2007, ending June 30, 2007, excluding restructuring and other non-recurring charges, the Company expects:
•	Revenue in the range of $43 million to $47 million

•	Non-GAAP gross margin to be between 12 percent and 16 percent

•	Adjusted EBITDA of approximately negative $8 million to negative $12 million
Conference Call
Bookham is scheduled to hold a conference call to discuss its third quarter fiscal 2007 financial results today at 5:00 p.m. ET/2:00 p.m. PT. To access the call, dial 1-973-935-2048. A live webcast of the call will also be available via the Investors section of the Company’s website at www.bookham.com.
A replay of the conference call will be available through May 10, 2007. To access the replay, dial 1-973-341-3080. The conference code for the replay is 8701485.
About Bookham
Bookham, Inc. is a global leader in the design, manufacture and marketing of optical components, modules and subsystems. The company’s optical components, modules and subsystems are used in various applications and industries, including telecommunications, data communications, aerospace, industrial and military. Since 2002, the company has acquired the optical components businesses from Nortel Networks and Marconi, as well as Ignis Optics, Inc., the business of Cierra Photonics Inc., New Focus, Inc., Onetta, Inc., and Avalon Photonics. The company has manufacturing facilities in the UK, US, Canada, China and Switzerland; and offices in the US, UK, Canada, France and Italy and employs approximately 2000 people worldwide. More information on Bookham, Inc. is available at www.bookham.com.
Bookham and all other Bookham, Inc. product names and slogans are trademarks or registered trademarks of Bookham, Inc. in the USA or other countries.

Safe Harbor Statement
Any statements in this announcement about the future expectations, plans or prospects of Bookham, including statements containing the words “believe”, “plan”, “anticipate”, “expect”, “estimate”, “will”, “ongoing” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including factors described in Bookham’s most recent quarterly report on Form 10-Q. These include continued demand for optical components, transfer of test and assembly operations to China, changes in inventory and product mix, no further degradation in the $/£ exchange rate and the continued ability of the Company to maintain requisite financial resources. The forward-looking statements included in this announcement represent Bookham’s view as of the date of this release. Bookham anticipates that subsequent events and developments may cause Bookham’s views to change. However, Bookham disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document. Those forward-looking statements should not be relied upon as representing Bookham’s views as of any date subsequent to the date of this announcement.
Non-GAAP Financial Measures
The Company provides non-GAAP measures of net loss and Adjusted EBITDA as supplemental financial information regarding the Company’s operational performance.
Non-GAAP Net Loss
Non-GAAP net loss is calculated as net loss excluding the impact of impairment charges, restructuring costs, non-cash compensation related to stock and options granted to employees and directors, and certain other one-time charges and credits specifically identified where applicable. The Company evaluates its performance using, among other things, non-GAAP net loss in evaluating the Company’s historical and prospective operating financial performance, as well as its operating performance relative to its competitors. Specifically, management uses this non-GAAP measure to further understand the Company’s “core operating performance.” The Company believes its “core operating performance” represents the Company’s on-going performance in the ordinary course of its operations. Accordingly, management excludes from “core operating performance” those items, such as impairment charges, restructuring programs and costs relating to specific major projects which are non-recurring, as well as non-cash compensation related to stock and options. Management does not believe these items are reflective of the Company’s ongoing operations and accordingly excludes those items from non-GAAP net loss.
The Company believes that providing non-GAAP net loss to its investors, in addition to corresponding income statement measures, provides investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations may look in the future. The Company further believes that providing this information allows the Company’s investors greater transparency and a better understanding of the Company’s core financial performance. Additionally, non-GAAP net loss has historically been presented by the Company as a complement to net loss, thus increasing the consistency and comparability of the Company’s earnings releases. The non-GAAP adjustments, and the basis for excluding them, are discussed further below.
A pro-forma subtotal within the Company’s determination of non-GAAP net loss specifically excludes from the Company’s net loss the non-cash compensation related to stock and options granted to employees and directors under SFAS 123R — Share-Based Payment subsequent to the Company’s adoption of this accounting standard on July 3, 2005, and under APB 25 for earlier comparative periods. Management uses this non-GAAP information to compare this specific non-cash expense with similar expenses of competitors and other companies.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP net loss should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP net loss used by other companies. The GAAP measure most directly comparable to non-GAAP net loss is net loss. A reconciliation of non-GAAP net loss to net loss is set forth in the schedules below.
Adjusted EBITDA
Adjusted EBITDA is calculated as net loss excluding the impact of taxes, net interest income/expense, depreciation and amortization, net foreign currency translation gains/losses, as well as restructuring, impairment, non-cash compensation related to stock and options, and certain other one-time charges and credits related to early extinguishment of debt and amounts related to settlement of certain litigation. The Company uses Adjusted EBITDA in evaluating the Company’s historical and prospective cash usage, as well as its cash usage relative to its competitors. Specifically, management uses this non-GAAP measure to further understand and analyze the cash used in/generated from the Company’s core operations. The Company believes that by excluding these non-cash and non-recurring charges, more accurate expectations of our future cash needs can be assessed in addition to providing a better understanding of the actual cash used in or generated from core operations for the periods presented. Management does not believe the excluded items are reflective of the Company’s ongoing operations and accordingly excludes those items from Adjusted EBITDA. The Company believes that providing Adjusted EBITDA to its investors, in addition to corresponding GAAP cash flow measures, provides investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions that impact the Company’s cash position and understanding how the cash position may look in the future. The Company further believes that providing this information allows the Company’s investors greater transparency and a better understanding of the Company’s core cash position. Furthermore, similar non-GAAP measures have historically been presented by the Company as a complement to its GAAP presentation. The non-GAAP adjustments, and the basis for excluding them, are discussed further below.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Adjusted EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net loss. A reconciliation of Adjusted EBITDA to GAAP net loss is set forth in the financial schedules section below.
Impairment of Goodwill, Intangibles and other Long-Lived Assets
GAAP requires the Company to compare the fair value of its long-lived assets to their carrying amount on the Company’s financial statements. If the carrying amount is greater than its fair value, then an impairment must be recognized in the GAAP presentation, and included as a charge to earnings in the statement of operations. In particular this is the case regarding businesses acquired by the Company. If the carrying amount of the acquired businesses, including recorded goodwill, is greater than its fair value, then an impairment of the goodwill must be recognized in the GAAP presentation, and included as a charge to earnings in the Company’s statement of operations. The Company excludes the impairment of long-lived assets, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing core operational performance of the Company. The Company believes that these items do not reflect expected future operating expenses nor does the Company believe that they provide a meaningful evaluation of current versus past core operational performance.

Restructuring Activities
The Company has incurred expenses, which are included in its GAAP statement of operations, primarily due to the write-down of certain property and equipment that has been identified for disposal, workforce related charges such as retention bonuses, severance, benefits and employee relocation costs related to formal restructuring plans, termination costs and building costs for facilities not required for ongoing operations, and costs related to the relocation of certain facilities and equipment from buildings which the Company has disposed of or plans to dispose of. The Company excludes these items, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing operational performance of the Company. The Company does not believe that these items reflect expected future operating expenses nor does it believe that they provide a meaningful evaluation of current versus past core operational performance.
Early Extinguishment of Debt
The Company has recorded an expense related to the extinguishment of its debt, which is included in its GAAP statement of operations. The Company excludes this item, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing performance of the Company. The Company does not believe that this item reflects expected future expenses nor does it believe that it provides a meaningful evaluation of current versus past core operational performance.
Legal Settlement/Recovery
The Company has recorded an expense related to the settlement of an on-going litigation, net of insurance recoveries, which is included in its GAAP statement of operations. The Company excludes this item, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing performance of the Company. The Company does not believe that this item reflects expected future expenses nor does it believe that it provides a meaningful evaluation of current versus past core operational performance.
Foreign Currency Translation Gains/Losses
The Company records gains and losses related to the translation of intercompany balances denominated in currencies other than the functional currencies of the local legal entities, the translation of certain other ending balance sheet accounts denominated in currencies other than the function currencies of the local legal entities, and contracts entered into to mitigate the exposure to these translation gains and losses. The Company excludes this item, for the purposes of calculating Adjusted EBIDTA, when it evaluates the cash usage and prospective cash usage of the Company. Management does not believe this excluded item is reflective of its ongoing operations.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. The GAAP measure most directly comparable to non-GAAP net loss is net loss. The GAAP measure most directly comparable to Adjusted EBITDA is net loss. A reconciliation of each of these non-GAAP financial measures to GAAP information is set forth below.
Contacts:
Bookham, Inc.
Jim Fanucchi
Summit IR Group Inc.
+1 408 404-5400
ir@bookham.com
Steve Abely
Chief Financial Officer
+1 408 383-1400
ir@bookham.com

BOOKHAM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2007	July 1, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$55,466	$37,750
Restricted cash	6,222	1,428
Accounts receivable, net	31,034	33,779
Inventories	49,818	53,860
Current deferred tax asset	348	348
Prepaid expenses and other current assets	7,847	11,436

Total current assets	150,735	138,601
Long-term restricted cash	0	4,119
Goodwill	8,881	8,881
Other intangible assets, net	13,615	19,667
Property and equipment, net	35,610	52,163
Non-current deferred tax asset	12,568	12,911
Other assets	357	455

Total assets	$221,766	$236,797

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,286	$26,143
Current deferred tax liability	12,568	12,911
Accrued expenses and other liabilities	29,063	37,337

Total current liabilities	64,917	76,391
Non-current deferred tax liability	348	348
Other long-term liabilities	2,614	4,989
Deferred gain on sale leaseback	20,682	19,928

Total liabilities	88,561	101,656

Stockholders’ equity:
Common stock	832	580
Additional paid-in capital	1,113,700	1,053,626
Accumulated other comprehensive income	41,759	35,460
Accumulated deficit	(1,023,086)	(954,525)

Total stockholders’ equity	133,205	135,141

Total liabilities and stockholders’ equity	$221,766	$236,797

BOOKHAM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31, 2007	December 30, 2006
Net revenues	$44,989	$56,328
Cost of revenues	40,707	48,103

Gross profit	4,282	8,225

Operating expenses:
Research and development	10,853	11,525
Selling, general and administrative	12,043	12,081
Amortization of intangible	2,170	2,484
Restructuring charges	4,273	1,301
Loss (gain) on sale of property and equipment	6	270

Total operating expenses	29,345	27,661

Operating loss	(25,063)	(19,436)
Other income/(expense), net	777	(1,862)

Loss before income taxes	(24,286)	(21,298)
Income tax (provision)/benefit	(37)	(50)

Net loss	$(24,323)	$(21,348)

Basic and diluted loss per share:
Net loss per share	$(0.35)	$(0.31)

Weighted average shares of common stock outstanding (basic and diluted)	70,077	68,561

Stock based compensation included in the following:
Cost of sales	$478	$608
Research and development	260	448
Selling, general and administrative	557	871

Total	$1,295	$1,927

BOOKHAM, INC.
RECONCILIATION OF GAAP NET LOSS TO CERTAIN NON-GAAP MEASURES
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31, 2007		December 30, 2006
	Net Loss	Adjusted EBIDTA	Net Loss	Adjusted EBIDTA
GAAP net loss	$(24,323)	$(24,323)	$(21,348)	$(21,348)
Stock compensation	1,295	1,295	1,927	1,927

Pro forma	(23,028)	(23,028)	(19,421)	(19,421)

Adjustments:
Depreciation expense	—	3,279	—	3,315
Amortization expense	—	2,170	—	2,484
Income tax provision, net	37	37	50	50
Interest income, net	—	(142)	—	(182)
Foreign currency losses, net	—	(664)	—	2,044
Restructuring charges	4,273	4,273	1,301	1,301

Non-GAAP measures	$(18,718)	$(14,075)	$(18,070)	$(10,409)

Non-GAAP measures per share (basic and diluted)	$(0.27)	$(0.20)	$(0.26)	$(0.15)
Weighted average shares of common stock outstanding (basic and diluted)	70,077	70,077	68,561	68,561